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                                                                  EXHIBIT 99

                     [CHART INDUSTRIES LETTERHEAD]


FOR IMMEDIATE RELEASE

Contact:   Don A. Baines
           Chief Financial Officer
           Chart Industries, Inc.
           (440) 753-0005

                           CHART INDUSTRIES TO ACQUIRE
                                MVE HOLDINGS, INC.

Mayfield Heights, Ohio -- February 16, 1999 -- Chart Industries, Inc. (NYSE:CTI) today announced that it has signed a definitive merger agreement to acquire MVE Holdings, Inc. (MVE). The acquisition of MVE is a major strategic step that will enable Chart to provide a significant increase in cryogenic products, expand end-user markets served and extend Chart's international reach to more fully serve customers around the globe.

Under the agreement, a wholly owned Chart subsidiary will merge with MVE. Chart expects the transaction to be completed within 60 days. The closing is subject to certain regulatory approvals and satisfaction of usual and customary closing conditions. The value of the transaction is approximately $240 million including assumed debt. Further details of the agreement were not disclosed.

Commenting on the acquisition, Arthur S. Holmes, Chart's Chairman and Chief Executive Officer, said, "This acquisition will benefit our customers and shareholders by creating a stronger company with global operations and a more comprehensive product portfolio. The addition of MVE's operations will provide us with an extensive manufacturing base to better serve our customers and will complement our position in the cryogenic market. MVE will substantially broaden and increase Chart's sales in its distribution and storage business segment. With manufacturing facilities in the United States, Europe, Asia and Australia, MVE will accelerate Chart's growth as a major global supplier of distribution and storage equipment. This acquisition will enable us to offer our customers international one-stop-shopping for cryogenic equipment. MVE's product lines are new and additive to Chart's. We believe this acquisition will be accretive to earnings in 1999 and will provide a much broader base for future profitable growth."

John M. Kucharik, MVE's President and Chief Executive Officer, added, "This is an exciting opportunity for our customers, employees and the communities in which we operate. The combined company will be stronger than either Chart or MVE separately. We'll be able to provide a broader range of cryogenic products and services to our cryogenic customers."



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MVE manufactures vacuum-insulated containment vessels and equipment for storing, transporting and using cryogenic liquids. These engineered products serve worldwide customers in the industrial gas, restaurant, medical, agricultural, and liquid natural gas (LNG) alternative fuels industries. MVE's products include a wide range of standard cryogenic storage tanks, specialty tanks, dewars, liquid cylinders, mobile units, transportation equipment, medical respiratory products (including liquid oxygen systems), equipment for producing carbonated beverages and equipment used to store and transport biological matter and other temperature-sensitive substances.

In its fiscal year ended December 31, 1998, MVE had sales of approximately $208 million. Chart's 1998 calendar year sales were $229 million.

Schroeder & Co. Inc. served as financial advisor to Chart in the transaction. Chase Securities Inc., acting as lead arranger and book manager, arranged financing for the transaction through Chase Manhattan Bank in conjunction with National City Bank.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Such risks and uncertainties include, but are not limited to, unanticipated slowdowns in the Company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations.

Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in Mayfield Heights, Ohio, Chart has domestic operations located in Arkansas, California, Colorado, Louisiana, Massachusetts, New Hampshire, Ohio, Pennsylvania and Wisconsin and a European operation located in Wolverhampton, England.

For more information on Chart Industries, Inc., via the Internet, visit our home page at HYPERLINK http://chart-ind.com or Corporate News on the Net page at HYPERLINK http://www.businesswire.com/cnn/cti.htm or via fax through our News on Demand Service at (800) 311-7462.